UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported) November 5, 2009

Dominion Resources, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Virginia (State or other jurisdiction of incorporation)	001-08489 (Commission File Number)	54-1229715 (IRS Employer Identification No.)

120 Tredegar Street Richmond, Virginia (Address of Principal Executive Offices)	23219 (Zip Code)

Registrant’s Telephone Number, Including Area Code (804) 819-2000

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.  Regulation FD Disclosure.

Proposed Rate Settlement
On July 1, 2007, legislation amending the Virginia Electric Utility Restructuring Act (the Regulation Act) and the fuel factor statute became effective, which significantly changed electricity regulation in Virginia. Pursuant to the Regulation Act, the Virginia State Corporation Commission (Virginia Commission) entered an order in January 2009 initiating reviews of the base rates and terms and conditions of all investor-owned utilities in Virginia.  During 2009, the Company’s subsidiary, Virginia Power, submitted base rate filings and accompanying schedules to the Virginia Commission, which, as amended, propose to increase our Virginia jurisdictional base rates by approximately $250 million annually.

On November 5, 2009, Virginia Power and the Office of the Attorney General of Virginia, Wal-Mart, Kroger, Chaparral (Virginia) Inc., MeadWestvaco Corp., International Paper Company, and the Apartment & Office Building Association, filed a Stipulation and Recommendation (settlement agreement) for consideration and requested approval by the Virginia Commission that would resolve the pending proceeding to set base rates in Virginia, the Virginia fuel case proceeding and the authorized return on equity for the rate adjustment clauses for the Virginia City Hybrid Energy Center, the Bear Garden power station and the demand-side management (DSM) programs.  The recommended settlement, if approved by the Virginia Commission, would reset base rates at levels existing prior to September 1, 2009 (except that certain transmission costs are now recovered through a separate rate adjustment clause), and would require Virginia Power to refund base rate amounts collected on an interim basis since September 1, 2009, with interest.  In addition, Virginia Power’s rate of return on common equity would be set at 11.9% for base rates, inclusive of all available incentive adders, and 11.3% for the DSM and generation rate adjustment clauses discussed above, exclusive of any applicable incentive adders.  Further, Virginia Power would credit to customer bills through December 31, 2010 a total of $268 million that had been collected from 2008 base rate revenues.  If charges through December 31, 2010 related to the generation riders discussed above and certain transmission costs exceed $268 million, the balance would be written off by Virginia Power and not charged to customers.  In addition, Virginia Power would credit $129 million related to fuel revenues and benefits from financial transmission rights (FTRs) from July 1, 2007 through June 30, 2009 as a one-time credit to residential customer bills and as a credit to fuel factor rates for the period December 1, 2009 through June 30, 2010 for all other customer classes. For customers who are not Virginia jurisdictional customers but have agreed to pay rates that are either approved by the Virginia Commission or are based on the same ratemaking methodology, the proposed settlement would result in approximately $31 million in total credits to these customers’ rates.

It is expected that a final decision on the proposed settlement by the Virginia Commission may be reached in the fourth quarter of 2009 or early 2010.  Possible outcomes of the settlement proposal include the Virginia Commission’s approval of the settlement and related adjustments to rates, their denial of the settlement and continued review of our base rates and rate adjustment clause filings (which could include a rate increase, a rate decrease, and/or a refund of earnings more than 50 basis points above the authorized ROE), or the Virginia Commission could propose changes to the terms of the proposed settlement.

A copy of our press release regarding the proposed settlement is attached as Exhibit 99.

Item 9.01 Financial Statements and Exhibits.
Exhibit
99	Dominion Resources, Inc. press release dated November 5, 2009

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DOMINION RESOURCES, INC. Registrant

/s/ Carter M. Reid
Carter M. Reid Vice President – Governance and Corporate Secretary

Date:  November 5, 2009